                                                                  Exhibit (h)(f)

                               EXPENSE AGREEMENT

         AGREEMENT dated as of May 1, 2003 by and between Metropolitan Series Fund, Inc., a Maryland corporation (the "Fund"), and MetLife Advisers, LLC, a Delaware limited liability company (the "Adviser").

         WHEREAS, the Adviser is the investment adviser of several series of shares of common stock (each, a "Portfolio") of the Fund pursuant to separate investment advisory agreements relating to each Portfolio; and

         WHEREAS, the shares of each Portfolio have been divided into two or more classes of shares (each, a "Class");

         NOW, THEREFORE, the Fund and the Adviser hereby agree as follows:

1. Until further notice from the Adviser to the Fund, but in no event prior to April 30, 2004, the Adviser will waive such portion of the fees payable to it under the investment management agreement relating to each Portfolio listed in this Section 1, or pay such portion of the other operating expenses (excluding brokerage costs, interest, taxes or extraordinary expenses) ("Operating Expenses") allocable to each Class incurred in the operation of each Portfolio, as is necessary to reduce the total Operating Expenses of each Class of each Portfolio to the following annual percentages of the average daily net assets of the respective Class of each Portfolio as set forth below:

      Portfolio/Class                                                 Percentage
      ---------------                                                 ----------
      Morgan Stanley EAFE Index Portfolio - Class A                      0.75
      Morgan Stanley EAFE Index Portfolio - Class E                      0.90
      Morgan Stanley EAFE Index Portfolio - Class B                      1.00

      Putnam Large Cap Growth Portfolio - Class   A                      1.00
      Putnam Large Cap Growth Portfolio - Class   E                      1.15
      Putnam Large Cap Growth Portfolio - Class   B                      1.25

      Franklin Templeton Small Cap Growth Portfolio - Class A            1.15
      Franklin Templeton Small Cap Growth Portfolio - Class E            1.30
      Franklin Templeton Small Cap Growth Portfolio - Class B            1.40

      State Street Research Large Cap Value Portfolio - Class A          0.95
      State Street Research Large Cap Value Portfolio - Class E          1.10
      State Street Research Large Cap Value Portfolio - Class B          1.20

      MFS Investors Trust Portfolio  --  Class A                         1.00
      MFS Investors Trust Portfolio  --  Class E                         1.15
      MFS Investors Trust Portfolio  --  Class B                         1.25

      MFS Research Managers Portfolio  --  Class A                       1.00
      MFS Research Managers Portfolio  --  Class E                       1.15
      MFS Research Managers Portfolio  --  Class B                       1.25

      FI Mid Cap Opportunities Portfolio  --  Class A                    1.05
      FI Mid Cap Opportunities Portfolio  --  Class E                    1.20
      FI Mid Cap Opportunities Portfolio  --  Class B                    1.30


2. The Fund, on behalf of each Portfolio, agrees to repay to the Adviser the amount of fees waived and expenses borne by the Adviser with respect to each Class of Franklin Templeton Small Cap Growth Portfolio, State Street Research Large Cap Value Portfolio, MFS Investors Trust Portfolio, MFS Research Managers Portfolio and FI Mid Cap Opportunities Portfolio pursuant to Section 1 of this Agreement, subject to the limitations provided in this Section 2. Such repayment shall be made monthly, but only if the Operating Expenses of the Class in question, without regard to such repayment, are at an annual rate (as a percentage of average daily net assets of that Class) based on that Portfolio's then-current fiscal year that is less than the percentage rate for such Class as set forth in Section 1. Furthermore, the amount repaid by the Fund in any month shall be limited so that the sum of (a) the amount of such repayment and (b) the other Operating Expenses allocable to the Class do not exceed the annual rate (as a percentage of that Class' average daily net assets) for such Class as set forth in Section 1.

Amounts of fees waived and expenses borne by the Adviser with respect to expenses allocable to each Class pursuant to Section 1 during any fiscal year of the applicable Portfolio shall not be repayable if the amounts allocable to such Class and repayable by the Fund pursuant to the immediately preceding two sentences during the period ending three years after the end of such fiscal year in the case of Franklin Templeton Small Cap Growth Portfolio, MFS Investors Trust Portfolio and MFS Research Managers Portfolio; and five years after the end of such fiscal year in the case of State Street Research Large Cap Value Portfolio and FI Mid Cap Opportunities Portfolio are not sufficient to completely repay such amounts of fees waived and expenses borne. In no event will the Fund be obligated to repay any fees waived or expenses allocable to any Class borne by the Adviser with respect to any other Class.

3. The Adviser may by notice in writing to the Fund terminate its obligation under Section 1 to waive fees or bear expenses with respect to any Portfolio in any period following the date specified in such notice (or change the percentage specified in Section 1 with respect to each Portfolio), but no such change shall affect the obligation (including the amount of the obligation) of the Fund to repay amounts of fees waived or expenses borne by the Adviser during periods prior to the date specified in such notice, if any such obligation is in effect pursuant to Section 2 herein.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



                           METROPOLITAN SERIES FUND, INC.


                           By:___________________________________
                              Anne M. Goggin
                              President, Chief Executive Officer and Chairman


                            METLIFE ADVISERS, LLC


                           By:___________________________________
                              John F. Guthrie
                              Senior Vice President


                                       3